Exhibit 3.1


                            ARTICLES OF INCORPORATION
                              (Pursuant to NRS 78)
                                 STATE OF NEVADA
                               Secretary of State


1. Name of Corporation:

     Transport Recovery Services Corporation

2. Resident Agent:

     Name of Resident Agent: Corporation Trust Company of Nevada
     Street Address: One East 1st Street, Reno, Nevada 89501

3. Shares:

     The corporation is authorized to issue 50,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value preferred stock.

4. Governing Board:

     The governing board shall be directors:
     The initial board of directors shall consist of one director: Norman L. Peterson, 11011 King Street, Suite 260, Overland Park, KS 66210.

5. Signature of Incorporator:

     /s/ Allen G. Reeves
     -------------------
     Allen G. Reeves
     900 Equitable Building, 730 Seventeenth Street
     Denver, Colorado 80202

     State of Colorado, City and County of Denver

     This instrument was acknowledged before me on April 15, 1999 by
     Allen G. Reeves as incorporator

     /s/ Pamela L. Langing
     ------------------------------------------------------------
         Pamela L. Langing  Notary Public State of Colorado
         My commission expires 06/29/2002

6. Certificate of acceptance of appointment of resident agent:

     Corporation Trust Company of Nevada hereby accepts appointment as resident agent for the above named corporation.

     Corporation Trust Company of Nevada

     By: _________________________                            April _, 1999.